                                                     RULE NO. 424(b)(3)
                                                     REGISTRATION NO. 333-59997

PRICING SUPPLEMENT
------------------
(To prospectus supplement dated February 17, 1999 and prospectus dated July 30,
1998)

                                   $8,000,000

                           Merrill Lynch & Co., Inc.

                          Medium-Term Notes, Series B
       1% Callable and Exchangeable Stock-Linked Notes due April 19, 2004
        Linked to the performance of the common stock of GTE Corporation

                             ----------------------


The notes:                                 Payment formula:

 . Issue price for each note equals         . For each $1,000 principal amount
  $1,000, plus accrued interest,             of the notes you own, the amount
  if any, from April 19, 1999.               you will receive at maturity will
                                             equal the greater of:
 . We will pay you interest on the
  notes semi-annually at a rate            . the product of the exchange ratio
  per year equal to 1%.                      and the average market price of
                                             the common stock of GTE Corporation
 . We may redeem the notes, at our            determined as described
  option, before their maturity for          in this pricing supplement;
  an amount in U.S. Dollars based            provided, however, that if the
  on the formula described in this           amount you receive at maturity is
  prospectus supplement.                     based on this formula, you will
                                             not receive accrued interest from
 . You may exchange any number of notes       and including October 19, 2003
  you own, at your option, before            through the maturity date; or
  maturity. For each $1,000 principal
  amount of the notes you exchange, we     . $1,000 plus accrued and unpaid
  will deliver to you a number of            interest through but excluding
  shares of GTE common stock, and in         the maturity date.
  certain circumstances other securities,
  equal to the Exchange Ratio.             . The exchange ratio initially
                                             equals 14.3499 and is subject
 . At maturity, for each $1,000 principal     to adjustment from time to
  amount of the notes you own, we will       time as described in this
  pay you an amount in U.S. Dollars based    pricing supplement.
  on the formula described in this
  pricing supplement.

 . The notes have been approved for listing on the American Stock Exchange under the trading symbol "GTM.A".

                     Investing in the notes involves risks.
     See "Risk Factors" beginning on page PS-6 of this pricing supplement.

   Neither the SEC nor any state securities commission has approved these securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.


                             ----------------------

                              Merrill Lynch & Co.

                             ----------------------


             The date of this pricing supplement is April 12, 1999.

Terms of the notes:

Aggregate principal amount...................  $8,000,000.

Issuer.......................................  Merrill Lynch & Co., Inc.

                                               References to "ML&Co." are to
                                               Merrill Lynch & Co., Inc.

Maturity date................................  April 19, 2004.

Interest rate................................  1% per year. Interest on the note will be computed on the basis of
                                               a 360-day year of twelve 30-day
                                               months.

Interest payment dates.......................  April 19 and October 19, commencing October 19, 1999.

Specified currency...........................  U.S. dollars.

Issue price..................................  $1,000 per note.

Pricing date.................................  April 12, 1999.

Original issue date..........................  April 19, 1999.

CUSIP........................................  590188 JU3.

Form of notes................................  Book-entry only.

Denominations................................  We will issue and sell the notes in denominations of $1,000 and
                                               integral multiples of $1,000
                                               only.

Trustee......................................  The Chase Manhattan Bank.

Amount payable at maturity...................  At maturity, whether as a result of acceleration or otherwise, you
                                               will receive for each $1,000
                                               principal amount of the notes, an
                                               amount in U.S. Dollars equal to
                                               the greater of:

                                               . the product of the exchange
                                                 ratio and the average market
                                                 price of the GTE common stock
                                                 for the five scheduled Trading
                                                 Days ending on and including
                                                 the third scheduled Trading Day
                                                 immediately prior to maturity;
                                                 provided, however, that if the
                                                 payment at maturity is based on
                                                 this formula, you will not
                                                 receive accrued interest from
                                                 and including October 19, 2003
                                                 through the maturity date; or

                                               . $1,000 plus accrued and unpaid
                                                 interest through but excluding
                                                 the maturity date.

ML&Co. redemption............................  We may redeem all of the notes, at any time, on a Business Day
                                               beginning on April 19, 2002, upon
                                               not
                                               more than 30 nor fewer than 15
                                               calendar days notice to you.
                                               Any date on which we give you
                                               notice that we are redeeming the
                                               notes is referred to as a
                                               redemption notice date.

                                               If we redeem the notes, for each
                                               $1,000 principal amount of the
                                               notes you own, we will pay you an
                                               amount in U.S. Dollars equal to
                                               the greater of:

                                               .  the product of the exchange
                                                  ratio and the average market
                                                  price of GTE common stock for
                                                  the five Trading Days
                                                  immediately following the
                                                  applicable redemption notice
                                                  date; provided, however, that
                                                  if the amount you receive is
                                                  based on this formula, you
                                                  will not receive accrued
                                                  interest from and including
                                                  the immediately preceding
                                                  interest payment date through
                                                  the date of redemption; or

                                               .  $1,000 plus accrued and unpaid
                                                  interest on your notes through
                                                  but excluding the date of
                                                  redemption.


                                               If we redeem the notes, you are
                                               precluded from exercising the
                                               holder exchange right as of the
                                               redemption notice date.

Holder exchange right........................  At any time beginning June 21,
                                               1999 and ending 15 scheduled
                                               Trading Days before the maturity
                                               date, upon written notice to the
                                               calculation agent and the
                                               trustee, you may exchange your
                                               notes for the Exchange Amount.
                                               Any date on which you give us
                                               notice to cause us to exchange
                                               your notes is referred to as the
                                               exchange notice date. If the
                                               calculation agent receives your
                                               notice after 3:00 p.m. on any
                                               Trading Day, the calculation
                                               agent will consider your notice
                                               as received on the following
                                               Trading Day.

                                               If you choose to exercise your
                                               holder exchange right, ML&Co. may
                                               no longer redeem the notes as of
                                               the applicable exchange notice
                                               date.

Exchange Amount..............................  For each $1,000 principal amount of the notes you exchange, the
                                               Exchange Amount will be a number
                                               of shares of GTE common stock
                                               equal in value to the exchange
                                               ratio; provided, however, you
                                               will not receive accrued interest
                                               from and including the
                                               immediately preceding interest
                                               payment date through the date of
                                               exchange. We will deliver these
                                               shares to you on the applicable
                                               settlement date; provided,
                                               however, that we will pay you
                                               cash in lieu of delivering
                                               fractional shares, in an amount
                                               as determined by the calculation
                                               agent. In the event of certain
                                               Market Disruption Events, the
                                               delivery of these shares may be
                                               delayed as described in the
                                               section entitled "Market
                                               Disruption Event". In the event
                                               of certain reorganization events,
                                               the Exchange

                                               Amount may be adjusted to include
                                               certain securities in addition
                                               to, or in lieu of, the GTE common
                                               stock.

Exchange ratio...............................  The exchange ratio is equal to the product of 14.3499 and the
                                               share multiplier.

Share multiplier.............................  The share multiplier will initially be set at 1.0, but will
                                               be subject to adjustment upon the
                                               occurrence of certain corporate
                                               events described in the section
                                               entitled "Dilution and
                                               Reorganization Adjustments".

Market price.................................  The market price for any date of determination means the official
                                               closing price, in the afternoon
                                               session, as applicable, of one
                                               share of GTE common stock as
                                               reported by the principal
                                               exchange on which GTE common
                                               stock is traded on that date.

                                               If the official closing price is
                                               not available for any reason,
                                               including, without limitation,
                                               the occurrence of a Market
                                               Disruption Event, the market
                                               price for GTE common stock for
                                               any date will be the arithmetic
                                               mean, as determined by the
                                               calculation agent, of the bid
                                               prices for the security obtained
                                               from as many dealers in the
                                               security, but not exceeding
                                               three, as have made the bid
                                               prices available to the
                                               calculation agent after 3:00
                                               p.m., local time in the principal
                                               market, on such date.

Trading Day..................................  A day on which the New York Stock
                                               Exchange, the AMEX and the Nasdaq
                                               Stock Market are open for
                                               trading, as determined by the
                                               calculation agent.

Business Day.................................  Any day other than a Saturday or
                                               Sunday that is neither a legal
                                               holiday nor a day on which
                                               banking institutions are
                                               authorized or required by law or
                                               regulation to close in The City
                                               of New York.

Calculation agent............................  Merrill Lynch, Pierce, Fenner &
                                               Smith Incorporated.

                                               References to "MLPF&S" are to
                                               Merrill Lynch, Pierce, Fenner &
                                               Smith Incorporated.

                                               All determinations made by the
                                               calculation agent shall be at the
                                               sole discretion of the
                                               calculation agent and, absent
                                               manifest error, shall be
                                               conclusive for all purposes and
                                               binding on ML&Co. and beneficial
                                               owners of the notes.

                                               All percentages resulting from
                                               any calculation on the notes will
                                               be rounded to the nearest one
                                               hundred-thousandth of a
                                               percentage point, with five one-
                                               millionths of a percentage point
                                               rounded upwards, e.g., 9.876545%
                                               (or .09876545) would be rounded
                                               to 9.87655% (or .0987655), and
                                               all dollar amounts used in or
                                               resulting from such calculation
                                               will be rounded to the nearest
                                               cent with one-half cent being
                                               rounded upwards.

                                  RISK FACTORS

     Your investment in the notes will involve certain risks, including risks not associated with similar investments in a conventional debt security. You should consider carefully the following discussion of risks before you decide that an investment in the notes is suitable for you.

The notes are subject to redemption before their maturity

     We may elect to redeem all of the notes on any Business Day beginning on April 19, 2002, upon not more than 30 nor less than 15 calendar days notice to you. In the event that we elect to redeem the notes, you may receive an amount that is less than the amount to which you would otherwise have been entitled had you held the notes until maturity.

Your yield may be lower than the yield on a standard debt security of comparable maturity

     The amount we pay you at maturity may be less than the return you could earn on other investments. The terms of the notes differ from the terms of ordinary debt securities because the amount payable at maturity in excess of the principal amount is based substantially on the appreciation in price, if any, of GTE common stock on five Trading Days shortly before the stated maturity date. Your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of Merrill Lynch & Co., Inc. with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you consider the effect of factors that affect the time value of money.

Your return on the notes will not reflect the payment of dividends

     The calculation of the market price of GTE common stock and any amounts payable or deliverable to you at maturity or upon any redemption or repurchase, as the case may be, does not take into consideration the value of cash dividends, if any, paid on GTE common stock, other than as described in the section entitled "Dilution and Reorganization Adjustments". Your return will not be the same as the return you could earn by owning GTE common stock directly and receiving the dividends, if any, paid on that stock.

There may be an uncertain trading market for the notes

     The notes have been approved for listing on the AMEX under the symbol "GTM.A", subject to official notice of issuance. There is no historical information to indicate how the notes will trade in the secondary market. Listing the notes on the AMEX does not necessarily ensure that a liquid trading market will develop for the notes. The development of a liquid trading market for the notes will depend on our financial performance and other factors such as the appreciation, if any, in the price of GTE common stock. In addition, it is unlikely that the secondary market price of the notes will correlate exactly with the value of GTE common stock.

     If the trading market for the notes is limited, there may be a limited number of buyers when you decide to sell your notes if you do not wish to hold your investment until the maturity date. This may affect the price you receive upon such sale.

There are many factors affecting trading value of the notes

     The value of GTE common stock and a number of other factors will affect the trading value of the notes. Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may offset or magnify the effect of another factor. The following paragraphs describe the expected impact on the trading value of the notes given a change in a specific factor, assuming all other conditions remain constant.

 . Value of GTE common stock. The market value of the notes will depend substantially on the value of GTE common stock. In general, the value of the notes will decrease as the value of GTE common stock decreases and the value of the notes will increase as the value of GTE common stock increases. However, as the value of GTE common stock increases or decreases, the value of the notes is not expected to increase or decrease at the same rate as the change in value of GTE common stock. You should understand that for each $1,000 principal amount of the notes that you own, you will not receive more than $1,000 on the maturity date unless the market price of GTE common stock has appreciated by more than 18% from the original issue date to the period in which the calculation agent calculates the amount payable at maturity on the notes. Additionally, political, economic and other developments that can affect the capital markets generally and the market segment of which GTE is a part, and over which we have no control, may affect the value of GTE common stock and, consequently, may also affect the value of the notes.

 . Interest rates. In general, we anticipate that if U.S. interest rates increase, the trading value of the notes will decrease, and conversely, if U.S. interest rates decrease, the trading value of the notes will increase. Generally, fluctuations in interest rates will affect the U.S. economy and, in turn, the value of GTE common stock. Rising interest rates may lower the value of GTE common stock and, as a result, the value of the notes. Falling interest rates may increase the value of GTE common stock and, as a result, may increase the value of the notes.

 . Volatility of GTE common stock. Volatility is the term used to describe the size and frequency of market price and/or fluctuations. Generally, if the volatility of GTE common stock increases, we expect that the trading value of the notes will increase and if the volatility of GTE common stock decreases, we expect that the trading value of the notes will decrease. In the event the pending merger between GTE and Bell Atlantic Corporation as described in the section entitled "The GTE Common Stock" is not consummated, the price of GTE common stock may fall to, or below, its price prior to the merger announcement.

 . Time remaining to maturity. We believe that before the maturity date the notes will trade at a value above that which would be expected based on the value of GTE common stock. Generally, as the time remaining to maturity decreases, the value of the notes will approach the amount that would be payable at maturity based on the then-current value of GTE common stock. As a result, as the time remaining to maturity decreases, any premium attributed to the trading value of the notes will diminish, decreasing the trading value of the notes, as applicable.

 . Dividend yields. Generally, if the dividend yield, if any, on GTE common stock increases, we expect that the value of the notes will decrease, and conversely, if the dividend yield, if any, on GTE common stock decreases, we expect that the value of the notes will increase.

 . Changes in our credit ratings. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the notes. However, because your return on your notes is dependent upon factors in addition to our ability to pay our obligations under the notes, such as the percentage increase in the value of the GTE common stock, an improvement in our credit ratings will not reduce the investment risks related to the notes.

     It is important for you to understand that a decrease in the trading value of the notes resulting from the effect of one of the factors specified above, such as an increase in interest rates, may offset some or all of any increase in the trading value of the notes attributable to another factor, such as an increase in the value of GTE common stock.

     In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the notes of a given change in most of the factors listed above will be less if it occurs later in the term of the notes than if it occurs earlier in the term of the notes.

The amount payable at maturity is not subject to adjustment for all corporate events

     The amount that you are entitled to receive on the maturity date or upon earlier redemption or repurchase of the notes is subject to adjustment for the specified corporate events affecting GTE and GTE common stock described in the section entitled "Dilution and Reorganization Adjustments". However, these adjustments do not cover all corporate events that could affect the market price of GTE common stock. The occurrence of any other event not described under "Dilution and Reorganization Adjustments" may adversely affect the determination of the market price and the trading value of the notes.

No affiliation between ML&Co. and GTE

     We are not affiliated with GTE, and GTE has no obligations with respect to the notes or amounts to be paid to you, including any obligation to take the needs of ML&Co. or of beneficial owners of the notes into consideration for any reason. GTE will not receive any of the proceeds of the offering of the notes made hereby and is not responsible for, and has not participated in, the determination or calculation of the amount receivable by beneficial owners of the notes on the maturity date. In addition, GTE is not involved with the administration or trading of the notes and has no obligations with respect to the amount receivable by beneficial owners of the notes.

As a holder of the notes, you have no stockholder rights with respect to GTE common stock

     Until you receive shares upon exercising your exchange right, you will not be entitled to any rights with respect to GTE common stock including, without limitation, the right to receive dividends or other distributions, if any, on, to vote or to tender or exchange GTE common stock in any tender or exchange offer by GTE or any third party.

Purchases and sales of GTE common stock by us and our affiliates may affect your return

     We have entered into hedging arrangements related to GTE common stock with one of our affiliates in connection with our obligations under the notes. In connection therewith, our affiliate will purchase shares of GTE common stock in the secondary market on or before the pricing date and will purchase and sell shares of GTE common stock in the secondary market during the term of the notes. We or any of our affiliates, including MLPF&S, may from time to time buy or sell GTE common stock for our own accounts for business reasons or in connection with hedging our obligations under the notes. These transactions could affect the price of GTE common stock, including during the period when the amount payable at maturity is determined, in a manner that would be adverse to your investment in the notes.

Amounts payable on the notes may be limited by state law

     New York State laws govern the 1993 Indenture under which the notes will be issued. New York has certain usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the notes. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

     While we believe that New York law would be given effect by a state or Federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for your benefit, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

Potential conflicts of interests

     The calculation agent for the notes is one of our subsidiaries. Under certain circumstances, MLPF&S's role as our subsidiary and its responsibilities as calculation agent for the notes could give rise to conflicts of interests between the calculation agent and the holders of the notes. These conflicts could occur, for instance, in connection with the calculation agent's determination as to whether a Market Disruption Event (as defined below) has occurred or in connection with judgments that the calculation agent would be required to make with respect to certain anti-dilution and reorganization adjustments to the market price. MLPF&S is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, you should be aware that because we control MLPF&S, potential conflicts of interest could arise.

     We anticipate entering into an arrangement with one of our subsidiaries to hedge the market risks associated with our obligation to pay the amounts due under the notes. Our subsidiary expects to make a profit in connection with this arrangement. We did not seek competitive bids for this arrangement from unaffiliated parties.

Uncertain tax consequences

     You should also consider the tax consequences of investing in the notes, certain aspects of which are uncertain. See "United States Federal Income Taxation" below.

                      WHERE YOU CAN FIND MORE INFORMATION

ML&Co.

     We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copying charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     We will send you copies of our SEC filings, excluding exhibits, at no cost upon request. Please address your request to Lawrence M. Egan, Jr., Corporate Secretary's Office, Merrill Lynch & Co., Inc., 100 Church Street, 12th Floor, New York, New York 10080-6512; telephone number (212) 602-8439.

The GTE Corporation

     GTE Corporation ("GTE Corp." or "GTE") also files reports, proxy statements and other information with the SEC. Information provided to or filed with the SEC by GTE pursuant to the Exchange Act can be located at the SEC's facilities or accessed through the SEC's website by reference to SEC file number 1-02755. You may also inspect GTE's SEC reports and other information at the New York Stock Exchange. In addition, information regarding GTE may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of any such information or reports.

                    DILUTION AND REORGANIZATION ADJUSTMENTS

     The share multiplier used to calculate the exchange ratio on any date of determination is subject to adjustment by the calculation agent as a result of the dilution and reorganization adjustments described in this section.

Stock Splits and Reverse Stock Splits

     If GTE common stock is subject to a stock split or reverse stock split, then once any split has become effective, the share multiplier will be adjusted to equal the product of the prior share multiplier and the number of shares which a holder of one share of GTE common stock before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

Stock Dividends

     If GTE common stock is subject to a stock dividend, i.e., issuance of additional shares of GTE common stock, that is given ratably to all holders of shares of GTE common stock, then once such shares are trading ex-dividend, the share multiplier will be adjusted so that the new share multiplier shall equal the prior share multiplier plus the product of:

 . the number of shares of GTE common stock issued with respect to one share of GTE common stock, and

 . the prior share multiplier.

Extraordinary Dividends

     There will be no adjustments to the share multiplier to reflect cash dividends or distributions paid, if any, with respect to GTE common stock other than distributions described under clause (e) of the section entitled "-- Reorganization Events" below and Extraordinary Dividends as described below.

     An "Extraordinary Dividend" means, with respect to a cash dividend or other distribution with respect to GTE common stock to the extent such dividend or other distribution exceeds the immediately preceding non-Extraordinary Dividend for GTE common stock by an amount equal to at least 5% of the market price of GTE common stock on the Trading Day preceding the ex-dividend date for the payment of such Extraordinary Dividend. If an Extraordinary Dividend occurs with respect to GTE common stock, the share multiplier will be adjusted on the Trading Day preceding the payment of any dividend, the payment of which caused an Extraordinary Dividend to be paid (the "ex-dividend date"), so that the new share multiplier will equal the product of:

 .  the then-current share multiplier, and

 . a fraction, the numerator of which is the closing price per share of GTE common stock on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the closing price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount.

     The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for the GTE common stock will equal:

 . in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend, or

 . in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of such Extraordinary Dividend.

     To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination shall be conclusive. A distribution on GTE common stock described in clause (e) of the section entitled "--Reorganization Events" below that also constitutes an Extraordinary Dividend shall cause an adjustment to the share multiplier pursuant only to clause (e) under the section entitled "-- Reorganization Events".

Issuance of Transferable Rights or Warrants

     If GTE issues transferable rights or warrants to all holders of GTE common stock to subscribe for or purchase GTE common stock, including new or existing rights to purchase GTE common stock pursuant to a shareholders rights plan or arrangement, once a triggering event shall have occurred thereunder, at an exercise price per share less that the closing price of one share of GTE common stock on:

 . the date the exercise price of such rights or warrants is determined and

 . the expiration date of such rights or warrants,

then, in each case, if the expiration date of such rights or warrants precedes the maturity date, then the share multiplier will be adjusted to equal the product of the prior share multiplier and a fraction, the numerator of which shall be the number of shares of GTE common stock outstanding immediately prior to such issuance plus the number of additional shares of GTE common stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of GTE common stock outstanding immediately prior to such issuance plus the number of additional shares of GTE common stock which the aggregate offering price of the total number of shares of GTE common stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the closing price of one share of GTE common stock on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such closing price.

Reorganization Events

     If before the maturity date of the notes,

     (a)  there occurs any reclassification or change of GTE common stock,

     (b) GTE, or any surviving entity or subsequent surviving entity of GTE (a "Successor Entity"), has been subject to a merger, combination or consolidation and is not the surviving entity,

     (c) any statutory exchange of securities of GTE or any Successor Entity with another corporation occurs, other than pursuant to clause (b) above,

     (d)  GTE is liquidated,

     (e) GTE issues to all of its shareholders equity securities of an issuer other than GTE, other than in a transaction described in clauses (b),
          (c) or (d) above (a "Spin-off Event"), or

     (f) a tender or exchange offer is consummated for all the outstanding shares of GTE (any such event in clauses (a) through (f) a "Reorganization Event"),

the Market Price shall be equal to the Reorganization Event Value.

     The "Reorganization Event Value" shall be determined by the calculation agent and shall equal:

   .  the Transaction Value related to the relevant Reorganization Event, plus

   . in the event described in clause (1) below only, interest on such Transaction Value accruing from the date of the payment or delivery of the consideration, if any, received in connection with such Reorganization Event until the stated maturity date or upon earlier redemption at a fixed interest rate determined on the date of such payment or delivery equal to the interest rate that would be paid on a standard senior non-callable debt security of ML&Co. with a term equal to the remaining term of the notes.

   "Transaction Value" means the sum of the following:

       (1) for any cash received in any such Reorganization Event, an amount equal to the amount of cash received per share of GTE common stock multiplied by the share multiplier in effect on the date all of the holders of shares of GTE common stock have agreed or have become irrevocably obligated to exchange such shares,

       (2) for any property other than cash or securities received in any such Reorganization Event, the market value, as determined by the calculation agent, of such property received for each share of GTE common stock at the date of the receipt of such property multiplied by the then current share multiplier,

       (3) for any security received in any such Reorganization Event, an amount equal to (a) the closing price per share of such security on the fifth Trading Day prior to the maturity date, or the fifth Trading Day prior to early redemption, multiplied by (b) the quantity of such security received for each share of GTE common stock multiplied by the then current share multiplier, and

       (4) for any security received in the case of a Spin-off Event, an amount equal to (a) the closing price per share of such security on the fifth Trading Day prior to the maturity date, or the fifth Trading Day prior to early redemption, multiplied by (b) the quantity of such security received for each share of GTE common stock multiplied by the then current share multiplier, in addition to the shares of GTE common stock. The share multiplier with respect to any such securities shall equal the product of the share multiplier in effect for the GTE common stock at the time of the issuance of such securities multiplied by the number of shares of such securities issued with respect to one share of GTE common stock. The share multiplier of any such securities will be subject to the same adjustments as that of the share multiplier of the GTE common stock.

      "Exchange Property" means the securities, cash or any other assets distributed in any such Reorganization Event, including, in the case of a Spin-off Event, the share of GTE common stock with respect to which the spun-off security was issued.

     For purposes of this section, in the case of a consummated tender or exchange offer for all Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property, in an amount determined on the basis of the rate of exchange in such tender or exchange offer. In the event of a tender or exchange offer with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

     Notwithstanding   anything to the contrary in the document, if you elect to
exchange your notes, the Exchange Amount will be adjusted in the following manner:

        . In the case of a Spin-off Event, the Exchange Amount shall be calculated so as to include any securities received in any such Spin-off Event in addition to the shares of GTE common stock already included in the Exchange Amount. The share multiplier with respect to any such securities shall equal the product of the share multiplier in effect for the GTE common stock at the time of the issuance of such securities multiplied by the number of shares of such securities issued with respect to one share of GTE common stock. The share multiplier of any such securities will be subject to the same adjustments as that of the share multiplier of the GTE common stock.

        . If GTE, or any Successor Entity, has been subject to a merger, combination or consolidation and is not the surviving entity, or a tender or exchange offer is consummated for all the outstanding shares of GTE, then the Exchange Amount shall be calculated to include securities, if any, received in any such event instead of the GTE common stock. The share multiplier with respect to any such securities shall equal the product of the share multiplier in effect for the GTE common stock at the time of the issuance of such securities multiplied by the number of shares of such securities issued with respect to one share of GTE common stock. The share multiplier of any such securities will be subject to the same adjustments as that of the share multiplier of the GTE common stock.

Adjustments to the share multiplier

     No adjustments to the share multiplier will be required unless such share multiplier adjustment would require a change of at least 0.1% in the share multiplier then in effect. The share multiplier resulting from any of the adjustments specified above will be rounded to the nearest one thousandth with five ten-thousandths being rounded upward.

     No adjustments to the share multiplier will be required other than those specified above. However, ML&Co. may, at its sole discretion, cause the calculation agent to make additional adjustments to the share multiplier to reflect changes occurring in relation to GTE common stock or any other Exchange Property in other circumstances where ML&Co. determines that it is appropriate to reflect such changes. The required adjustments specified above do not cover all events that could affect the closing price of GTE common stock, including, without limitation, a partial tender or exchange offer for GTE common stock.

     MLPF&S, as calculation agent, shall be solely responsible for the determination and calculation of any adjustments to the share multiplier and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described above, and its determinations and calculations with respect thereto shall be conclusive absent manifest error.

     No adjustments will be made for certain other events, such as offerings of GTE common stock by GTE for cash or in connection with acquisitions or the occurrence of a partial tender or exchange offer for GTE common stock by GTE or any third party.

     ML&Co. will, within ten Business Days following the occurrence of an event that requires an adjustment to the share multiplier, or if ML&Co. is not aware of such occurrence, as soon as practicable after becoming so aware, provide written notice to the Trustee, which shall provide notice to the holders of the notes of the occurrence of such event and, if applicable, a statement in reasonable detail setting forth the adjusted share multiplier.

                            MARKET DISRUPTION EVENT


"Market Disruption Event" means:

     (1) a suspension, absence (including the absence of an official closing price) or material limitation of trading of GTE common stock on the NYSE for more than two hours of trading or during the one-half hour period preceding or at the close of trading in such market, as determined by the calculation agent in its sole discretion; or the suspension or material limitation on the primary market for trading in options contracts related to GTE common stock, if available, during the one-half hour period preceding or at the close of trading in the applicable market, in each case as determined by the calculation agent in its sole discretion; and

     (2) a determination by the calculation agent in its sole discretion that the event described in clause (1) above materially interfered with the ability of ML&Co. or any of its affiliates to unwind all or a material portion of the hedge with respect to the notes or to purchase GTE common stock for the purpose of delivering the Exchange Amount.

For purposes of determining whether a Market Disruption Event has occurred:

     (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange,

     (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event,

     (3) limitations pursuant to any rule or regulation enacted or promulgated by the NYSE (or other regulatory organization with jurisdiction over the NYSE) on trading during significant market fluctuations will constitute a suspension or material limitation of trading in GTE common stock,

     (4) a suspension of trading in an options contract on GTC common stock by the primary securities market trading in such options, if available, by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension or material limitation of trading in options contracts related to GTE common stock and

     (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to GTE common stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.


                      EVENTS OF DEFAULT AND ACCELERATION

     In case an Event of Default with respect to any notes shall have occurred and be continuing, the amount payable to a beneficial owner of a note upon any acceleration permitted by the notes will be determined by the calculation agent and will be equal to the principal amount of the note plus accrued but unpaid interest thereon to but excluding the date of early repayment, if applicable, calculated as though the date of early repayment were the stated maturity date of the notes. If a bankruptcy proceeding is commenced in respect of ML&Co., the claim of the beneficial owner of a note may be limited, under

Section 502(b)(2) of Title 11 of the United States Code, to the principal amount of the note plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the maturity date of the notes.

                              THE GTE COMMON STOCK

     The following information has been derived from publicly-available documents published by GTE. We make no representation or warranty as to the accuracy or completeness of the following information: GTE Corporation, including its subsidiaries, is one of the largest telecommunications companies in the world and maintains its principal executive offices in Irving, Texas. The telecommunications business in which it is engaged is highly competitive. As of December 31, 1997, GTE and its subsidiaries had approximately 114,000 employees and served 27.7 million access lines through subsidiaries in the United States, Canada, and the Dominican Republic and an affiliate in Venezuela. On July 28, 1998, GTE and Bell Atlantic Corporation ("Bell Atlantic") announced a "merger of equals" among GTE, Bell Atlantic and Beta Gamma Corporation, a wholly owned subsidiary of Bell Atlantic. Beta Gamma Corporation shall be merged with and into GTE which will continue as a surviving corporation and shall be a wholly-owned subsidiary of Bell Atlantic. Under the terms of the agreement and plan of merger, GTE stockholders will receive 1.22 shares of Bell Atlantic stock for each GTE share they own. The merger is subject to the approval of the GTE and Bell Atlantic shareholders, expiration of the applicable Hart-Scott-Rodino waiting period, government approvals and customary closing conditions.

     No assurance can be given that merger will occur. ML&Co makes no representation as to the effect of such merger on GTE's business or financial performance if it does occur.

     Information provided to or filed with the SEC by GTE and Bell Atlantic can be located at the SEC's facilities or through the SEC's website by reference to SEC file number 1-02755 for GTE and SEC file number 1-08606 for Bell Atlantic. See "Where You Can Find More Information". ML&Co. makes no representation or warranty as to the accuracy or completeness of any such information or reports.

     ML&Co. is not affiliated with GTE or Bell Atlantic and neither GTE nor Bell Atlantic has any obligations with respect to the notes. This pricing supplement relates only to the notes offered hereby and does not relate to GTE common stock or other securities of GTE. All disclosures contained in this pricing supplement regarding GTE are derived from the publicly available documents described in the preceding paragraph. Neither ML&Co. nor MLPF&S has participated in the preparation of such documents or made any due diligence inquiry with respect to GTE in connection with the offering of the notes. Neither ML&Co. nor MLPF&S makes any representation that such publicly available documents or any other publicly available information regarding GTE are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date hereof, including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph, that would affect the trading price of GTE common stock have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning GTE could affect the amount received at maturity with respect to the notes and therefore the trading prices of the notes. Neither ML&Co. nor any of its affiliates make any representation to any purchaser of the notes as to the performance of the GTE common stock.

     ML&Co. or its affiliates may presently or from time to time engage in business, directly or indirectly, with GTE including extending loans to, or making equity investments in, GTE or providing investment banking or advisory services to GTE, including merger and acquisition advisory services. In the course of such business, ML&Co. or its affiliates may acquire non-public information with respect to

GTE and, in addition, one or more affiliates of ML&Co. may publish research reports with respect to GTE.

     Any prospective purchaser of a note should undertake an independent investigation of GTE or Bell Atlantic as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.


Historical Data

     GTE common stock is principally traded on the NYSE. The following table sets forth the high and low closing price during 1996, 1997, 1998 and during 1999 through March 31, 1999. On April 12, 1999, the closing price of GTE common stock was $65.00 per share. The closing prices and dividends per share listed below were obtained from Bloomberg Financial Markets. The historical prices of GTE common stock should not be taken as an indication of future performance, and no assurance can be given that the price of GTE common stock will not decrease. Nor can assurance be given that the price of GTE common stock will increase above the issue price so that at maturity the beneficial owners of the notes will receive cash in an amount in excess of the principal amount of the notes.

                                                                                                     Dividends Per
                                                                   High                Low              Share(1)
                                                               -------------      -------------     -----------------

The GTE Corp.

1996
     First Quarter........................................            48 5/8             41 1/4                 $0.47
     Second Quarter.......................................            45 1/4             41 5/8                 $0.47
     Third Quarter........................................            44 3/4                 38                 $0.47
     Fourth Quarter.......................................            46 3/8             38 5/8                 $0.47

1997
     First Quarter........................................            49 1/4             43 1/4                 $0.47
     Second Quarter.......................................            46 1/4             41 5/8                 $0.47
     Third Quarter........................................          47 11/16           43 11/16                 $0.47
     Fourth Quarter.......................................            52 1/4             41 7/8                 $0.47

1998
     First Quarter........................................            59 7/8             49 1/2                 $0.47
     Second Quarter.......................................                62             55 5/8                 $0.47
     Third Quarter........................................           58 1/16           47 13/16                 $0.47
     Fourth Quarter.......................................          70 13/16                 55                 $0.47

1999
     First Quarter........................................            68 3/4            57 3/16                 $0.47

______________
     (1) ML&Co. makes no representation as to the amount of dividends, if any, that GTE will pay in the future. Holders of the notes will not be entitled to receive dividends, if any, that may be payable on GTE common stock.

                          USE OF PROCEEDS AND HEDGING

     The net proceeds to be received by ML&Co. from the sale of the notes will be used for general corporate purposes and, in part, by ML&Co. or one or more of its affiliates in connection with hedging ML&Co.'s obligations under the notes. See also "Use of Proceeds" in the accompanying prospectus.

     In connection with ML&Co.'s obligations under the notes, ML&Co. has entered into hedging arrangements related to GTE common stock with an affiliate of ML&Co. In connection therewith, such affiliate has purchased shares of GTE common stock in secondary market transactions at or before the time of the pricing of the notes. ML&Co., MLPF&S and other affiliates of ML&Co. may from time to time buy or sell GTE common stock for their own accounts, for business reasons or in connection with hedging ML&Co.'s obligations under the notes. These transactions could affect the price of GTE common stock.

                     UNITED STATES FEDERAL INCOME TAXATION

General

     There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization, for United States federal income tax purposes, of the notes or securities with terms substantially the same as the notes. However, although the matter is not free from doubt, under current law, each note should be treated as a debt instrument of ML&Co. for United States federal income tax purposes. ML&Co. currently intends to treat each note as a debt instrument of ML&Co. for United States federal income tax purposes and, where required, intends to file information returns with the Internal Revenue Service ("IRS") in accordance with such treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the notes. Prospective investors in the notes should be aware, however, that the IRS is not bound by ML&Co.'s characterization of the notes as indebtedness, and the IRS could possibly take a different position as to the proper characterization of the notes for United States federal income tax purposes. The following discussion of the principal United States federal income tax consequences of the purchase, ownership and disposition of the notes is based upon the assumption that each note will be treated as a debt instrument of ML&Co. for United States federal income tax purposes. If the notes are not in fact treated as debt instruments of ML&Co. for United States federal income tax purposes, then the United States federal income tax treatment of the purchase, ownership and disposition of the notes could differ from the treatment discussed below with the result that the timing and character of income, gain or loss recognized in respect of a note could differ from the timing and character of income, gain or loss recognized in respect of a note had the notes in fact been treated as debt instruments of ML&Co. for United States federal income tax purposes.

U.S. holders

     On June 11, 1996, the Treasury Department issued final regulations (the "Final Regulations") concerning the proper United States federal income tax treatment of contingent payment debt instruments such as the notes, which apply to debt instruments issued on or after August 13, 1996 and, accordingly, will apply to the notes. In general, the Final Regulations cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a contingent payment debt instrument under general principles of prior United States federal income tax law. Specifically, the Final Regulations generally require a U.S. holder of such an instrument to include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, under the Final Regulations, any gain recognized by a U.S. holder on the sale, exchange, or retirement of a contingent payment debt instrument is treated as ordinary income, and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss, depending upon the circumstances. The Final Regulations provide no definitive guidance as to whether or not an instrument is properly characterized as a debt instrument for United States federal income tax purposes.

     In particular, solely for purposes of applying the Final Regulations to the notes, ML&Co. has determined that the projected payment schedule for the notes will consist of the stated interest payments on the note (other than the final stated interest payment) and a payment at maturity equal to $1,274.44 per $1,000 of principal amount of the notes ("Projected Redemption Amount"). This represents an estimated yield on the notes equal to 5.73% per annum, compounded semiannually. Accordingly, during the term of the notes, a U.S. holder of a note will be required to include in income the sum of the daily portions of interest on the note that are deemed to accrue at this estimated yield for each day during the taxable year, or portion of the taxable year, on which the U.S. holder holds such note. The amount of interest that will be deemed to accrue in any accrual period, i.e., generally each six-month period during which the notes are outstanding, will equal the product of this estimated yield, properly adjusted for the length of the accrual period, and the note's adjusted issue price at the beginning of the accrual period. The daily portions of interest will be determined by allocating to each day in the accrual period the ratable portion of the interest that is deemed to accrue during the accrual period. In general, for these purposes a note's adjusted issue price will equal the note's issue price, increased by the interest previously accrued on the note and reduced by interest payments received on the notes. As a result of the foregoing rules, a U.S. holder will not be required to include in income the stated interest payments received on its notes. Upon maturity of a note on April 19, 2004, in the event that the amount payable upon maturity (the "Actual Redemption Amount") exceeds $1,274.44 for every $1,000 note, a U.S. holder will be required to include the excess of the Actual Redemption Amount over $1,274.44 per $1,000 (i.e., the Projected Redemption Amount) in income as ordinary interest on the maturity date. Alternatively, in the event that the Actual Redemption Amount is less than $1,274.44 per $1,000 of principal amount of notes (i.e., the Projected Redemption Amount), the excess of the Projected Redemption Amount over the Actual Redemption Amount will be treated first as an offset to any interest otherwise includible in income by the U.S. holder with respect to the note for the taxable year in which the maturity date occurs to the extent of the amount of such includible interest. A U.S. holder will be permitted to recognize and deduct, as an ordinary loss that is not subject to the limitations applicable to miscellaneous itemized deductions, any remaining portion of the excess of the Projected Redemption Amount over the Actual Redemption Amount that is not treated as an interest offset pursuant to the foregoing rules. U.S. holders purchasing a note at a price that differs from the adjusted issue price of the note as of the purchase date (e.g., subsequent purchasers) will be subject to special rules providing for certain adjustments to the foregoing rules, and such U.S. holders should consult their own tax advisors concerning these rules.

     Upon the sale, redemption or exchange of a note prior to the maturity of the note, a U.S. holder will be required to recognized taxable gain or loss in an amount equal to the difference, if any, between the amount realized by the U.S. holder upon such sale and the U.S. holder's adjusted tax basis in the note. A U.S. holder's adjusted tax basis in a note generally will equal such U.S. holder's initial investment in the note increased by any interest previously included in income with respect to the note by the U.S. holder and reduced by interest payments received on the note. Any such taxable gain will be treated as ordinary income. Any such taxable loss will be treated as ordinary loss to the extent of the U.S. holder's total interest inclusions on the note. Any remaining loss generally will be treated as long-term or short-term capital loss, depending upon the U.S. holder's holding period for the note. All amounts includible in income by a U.S. holder as ordinary interest pursuant to the Final Regulations will be treated as original issue discount.

     Prospective investors in the notes should consult their own tax advisors concerning the application of the Final Regulations to their investment in the notes. Investors in the notes may also obtain the projected payment schedule, as determined by ML&Co. for purposes of the application of the Final Regulations to the notes, by submitting a written request for such information to Merrill Lynch & Co., Inc., Attn: Darryl W. Colletti, Corporate Secretary's Office, 100 Church Street, 12th Floor, New York, New York 10080-6512.

     The projected payment schedule, including both the Projected Redemption Amount and the estimated yield on the notes, has been determined solely for United States federal income tax purposes, i.e., for purposes of applying the Final Regulations to the notes, and is neither a prediction nor a guarantee of what the Actual Redemption Amount will be.

     The following table sets forth the amount of interest that will be deemed to have accrued with respect to each $1,000 principal amount of the notes during each accrual period over the term of the notes based upon the projected payment schedule for the notes, including both the Projected Redemption Amount and the estimated yield equal to 5.73% per annum (compounded semiannually), as determined by ML&Co. for purposes of applying the Final Regulations to the notes:

                                                                                              Total Interest
                                                                                                 Deemed to
                                                                                               Have Accrued
                                                                        Interest Deemed        on the Notes
                                                                              to               as of the End
                                                                         Accrue During              of
                                                                        Accrual Period        Accrual Period
                     Accrual Period                                      (per $1,000)          (per $1,000)
                     --------------                                    ----------------      ----------------

April 19, 1999 through October 19, 1999..........................                $28.65              $ 28.65
October 20, 1999 through April 19, 2000..........................                $29.33              $ 57.98
April 20, 2000 through October 19, 2000..........................                $30.02              $ 88.00
October 20, 2000 through April 19, 2001..........................                $30.74              $118.74
April 20, 2001 through October 19, 2001..........................                $31.48              $150.22
October 20, 2001 through April 19, 2002..........................                $32.24              $182.46
April 20, 2002 through October 19, 2002..........................                $33.02              $215.48
October 20, 2002 through April 19, 2003..........................                $33.82              $249.30
April 20, 2003 through October 19, 2003..........................                $34.65              $283.95
October 20, 2003 through April 19, 2004..........................                $35.49              $319.44

_______________
Projected Redemption Amount = $1,274.44 per $1,000 principal amount of notes.